UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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PHYSICIANS FORMULA HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Physicians Formula Holdings, Inc.
 1055 West 8th Street
Azusa, California 91702

April 29, 2008
To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Physicians Formula Holdings, Inc. to be held on June 3, 2008, at 10:00 a.m. Pacific time at the Physicians Formula Holdings, Inc. corporate office located at 1055 West 8th Street, Azusa, California 91702.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The notice of annual meeting of stockholders, proxy statement and proxy are being mailed to stockholders on or about May 1, 2008.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible by following the instructions on the enclosed proxy card or voting instruction card. Voting by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your ongoing support of and continued interest in Physicians Formula.

Sincerely,

Ingrid Jackel
Chief Executive Officer

2008 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of Physicians Formula Holdings, Inc. (“Physicians Formula” or the “Company”) will be held on June 3, 2008, at 10:00 a.m. Pacific time at the Physicians Formula Holdings, Inc. corporate office located at 1055 West 8th Street, Azusa, California 91702, for the following purposes:

1.	To elect five directors to the Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote “FOR” the election of directors and “FOR” the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Stockholders of record at the close of business on April 14, 2008 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, telephone or Internet voting may be available to you only if offered by them. Their procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

IF YOU PLAN TO ATTEND:
Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at 9:00 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

Joseph J. Jaeger
Chief Financial Officer
Azusa, California
April 29, 2008

QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving this proxy statement?

Physicians Formula is soliciting proxies for the 2008 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of Physicians Formula common stock on April 14, 2008, the record date, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, Physicians Formula’s Board of Directors (the “Board of Directors” or the “Board”) and Board committees, the compensation of directors and executive officers for fiscal 2007 and other required information.

Will I receive a copy of Physicians Formula’s annual report?

A copy of our 2007 Annual Report on Form 10-K and a letter from Ingrid Jackel, our Chief Executive Officer, are enclosed.

Stockholders may request another free copy of our 2007 Annual Report on Form 10-K from:

Physicians Formula Holdings, Inc.
Attn: Chief Financial Officer
1055 West 8th Street
Azusa, California 91702
(626) 334-3395

Alternatively, stockholders can access the 2007 Annual Report on Form 10-K and other financial information in the Investor Relations section of Physicians Formula’s web site at www.physiciansformula.com. Physicians Formula will also furnish any exhibit to the 2007 Form 10-K if specifically requested.

Voting Information

What will I be voting on?

• Election of directors (see page 5).
• Ratification of the independent registered public accounting firm (see page 6).

How does the Board of Directors recommend that I vote?

Physicians Formula’s Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of our independent registered public accounting firm for the 2008 fiscal year.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voting instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet if such services are offered by your bank, broker or other record holder.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a holder of record, at any time before your proxy is voted, you may change your vote by:
• revoking it by written notice to the Chief Financial Officer of Physicians Formula at the address on the cover of this proxy statement;
• delivering a later-dated proxy; or
• voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other record holder for procedures on revoking or changing your proxy.

How many votes do I have?

You will have one vote for every share of Physicians Formula common stock that you owned on April 14, 2008.

How many shares are entitled to vote?

There were 14,096,227 shares of Physicians Formula common stock outstanding as of the record date and entitled to vote at the meeting. Each share is entitled to one vote.

How many shares must be present to hold the meeting?

Under Physicians Formula’s Amended and Restated By-Laws, holders of a majority of the outstanding shares of capital stock entitled to vote must be present, in person or by proxy, to hold the annual meeting.

How many votes are needed for the proposals to pass?

• The five nominees for director who receive the highest number of votes at the annual meeting will be elected.
• The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.

What if I vote “withhold” or “abstain”?

In the election of directors, you may vote “FOR” all or some of the nominees or you may vote to “WITHHOLD” with respect to one or more of the nominees. A vote to “WITHHOLD” on the election of directors will have no effect on the outcome.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  A vote to “ABSTAIN” on the other items of business will have the same effect of a vote “AGAINST.”

If you vote “ABSTAIN,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

Is cumulative voting permitted for the election of directors?

No.

What if I don’t return my proxy card and don’t attend the annual meeting?

If you are a holder of record and you don’t vote your shares, your shares will not be voted.

If you hold your shares in “street name,” and you don’t give your bank, broker or other record holder specific voting instructions, the votes will be “broker non-votes.”  “Broker non-votes” will have no effect on the vote for the election of directors or any other items of business because they are not counted or deemed represented for determining whether stockholders have approved the proposal.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

Is my vote confidential?

Yes. Your voting records will not be disclosed to us except:
• as required by law;
• to the inspector of election; or
• if the election is contested.

If you are a holder of record, and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

Stock Ownership Information

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most Physicians Formula stockholders hold their shares through a bank, broker or other record holder rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Physicians Formula’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Physicians Formula. As the stockholder of record, you have the right to grant your voting proxy directly to Physicians Formula or to a third party, or to vote in person at the meeting. Physicians Formula has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your bank, broker or other record holder. As the beneficial owner, you have the right to direct your bank, broker or other record holder how to vote and you also are invited to attend the annual meeting. Your bank, broker or other record holder has enclosed or provided voting instructions for you to use in directing the bank, broker or other record holder how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker or other record holder that holds your shares, giving you the right to vote the shares at the meeting.

What if I have questions for Physicians Formula’s transfer agent?

Please contact Computershare at the phone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

Computershare Trust Company, N.A.
c/o Computershare Investor Services
P.O. Box 43078
Providence, RI 02940-3078
(781) 575-2879

PROPOSALS TO BE VOTED ON

Proposal No. 1: Election of Directors

There are five nominees for election to our Board of Directors this year. Ms. Brown has served on our Board of Directors since 2003. Ms. Jackel has served on our Board of Directors since 2006. Messrs. Berry and Eiref have served on our Board since 2007.  Mr. Rogers has served on our board since 2008.  Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting or until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the five persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to Physicians Formula that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, Ingrid Jackel and Joseph Jaeger, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Our Board recommends a vote “FOR” the election to the Board of the each of the following nominees.

Vote Required

The five persons receiving the highest number of “FOR” votes represented by shares of Physicians Formula common stock present in person or represented by proxy at the annual meeting will be elected.

Ingrid Jackel Director since 2006 Age 38
Ingrid Jackel has served as chairwoman of our Board since January 2008, as a director since September 2006, as our Chief Executive Officer since August 2006 and as our  Senior Vice President—Marketing from April 2003 to August 2006. Ms. Jackel oversees all aspects of our marketing, research and development and quality control functions. Ms. Jackel joined Pierre Fabre in the U.S. in 1994 and served in a variety of management roles, including Vice President of Marketing for Physicians Formula from May 1998 to March 2003 and Director of Marketing for Physicians Formula from July 1997 to April 1998. Prior to joining Physicians Formula in 1995, Ms. Jackel served in a variety of marketing management roles in the U.S. and France for cosmeceutical brands such as Avene, Elancyl and Aderma of the Pierre Fabre group. Ms. Jackel was awarded the Women’s Wear Daily prize for the “most innovative marketer of the year” in mass market cosmetics in 2003.

Sonya T. Brown Director since 2003 Age 35
Sonya T. Brown has served as a director since November 2003. Ms. Brown is a Principal with Summit Partners, a private equity and venture capital firm, where she has been employed since August 2002. Prior to joining Summit Partners, Ms. Brown held several positions at iXL Enterprises Inc. from January 1999 to January 2001, including Vice President of Finance and Vice President of Corporate Development, and was involved in the formation of iXL Ventures.

Jeff M. Berry Director since 2007 Age 37
Jeff M. Berry has served as a director since October 2007. Mr. Berry is currently Vice President and Treasurer of Del Monte Foods Company, where his responsibilities include corporate treasury, corporate and financial strategy, M&A and business development, and public relations. Mr. Berry began his career with Bain and Company and spent six years with McKinsey and Company, where he advised several consumer products and retail clients in the areas of strategy, branding and marketing.

Zvi Eiref Director since 2007 Age 69
Zvi Eiref has served as a director since August 2007. Mr. Eiref was employed as Chief Financial Officer of Church & Dwight Co., Inc., for a total of 20 years from 1979 to 1988, and again from 1995 to 2006. Mr. Eiref served as Chief Financial Officer of Chanel, Inc. from 1988 to 1995 and, prior to this, held positions at Unilever and Arthur Andersen in Europe. Mr. Eiref is a director of FGX International Holdings Limited and an English Chartered Accountant.

Jeffrey P. Rogers Director since 2008 Age 44
Jeffrey P. Rogers has served as a director since January 2008, as President since August 2006 and as Physicians Formula's Senior Vice President—Sales from January 1998 to August 2006. Mr. Rogers is responsible for all aspects of sales, new business development and category management. In addition, Mr. Rogers maintains the relationships with the Company's key retailer customers. Mr. Rogers joined Physicians Formula in April 1991 as a Sales Director and was promoted to Vice President of Sales in June 1991. Mr. Rogers has more than 20 years of experience in the cosmetics industry. Prior to joining us, Mr. Rogers worked at Revlon, Inc., a manufacturer and marketer of cosmetics, skincare, fragrances and personal care products, and Del Laboratories, Inc., a manufacturer and marketer of cosmetics and over-the-counter pharmaceuticals.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit Physicians Formula’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2008. During fiscal year 2007, Deloitte & Touche LLP served as Physicians Formula’s independent registered public accounting firm and also provided certain tax and other audit-related services. See “Principal Accountant Fees and Services” on page 29. Representatives of Deloitte & Touche LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Physicians Formula’s independent registered public accounting firm for fiscal year 2008. If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as Physicians Formula’s independent registered public accounting firm for fiscal year 2008 requires the affirmative vote of a majority of the shares of Physicians Formula common stock present in person or represented by proxy at the annual meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of five members. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office. The term of office for each director will be until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Elections for directors will be held annually.

The Board has determined that each of the directors, with the exception of Ms. Jackel and Mr. Rogers, qualifies as “independent” as independence is defined by Rule 4200(a)(15) of the Nasdaq Stock Market LLC (“Nasdaq”) marketplace rules. The board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the Nasdaq marketplace rules.

Our Board of Directors met four times in 2007. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2007, all of the directors attended 75% or more of the meetings of the Board and the committees on which they served. One of our directors then serving on our Board attended our 2007 annual meeting of stockholders. Directors are encouraged to attend the annual meeting of stockholders.

Communication with the Board of Directors

Stockholders may communicate with the Board by directing communications to the Chief Financial Officer and should prominently indicate on the outside of the envelope that the communication is intended for the Board or for individual directors. In accordance with instructions from the Board, the Chief Financial Officer will review all communications, organize the communications for review by the Board and promptly forward communications (other than communications unrelated to the operation of the Company, such as advertisements, mass mailings, solicitations and job inquiries) to the Board or individual directors.

Board Committees

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee consists of three persons. All of the members of our Nominating and Corporate Governance Committee and Compensation Committee are “independent” as independence is defined by Rule 4200(a)(15) of the Nasdaq marketplace rules. All of the members of the Audit Committee are “independent” as defined by the rules of the Securities and Exchange Commission (“SEC”).

Audit Committee.    The Audit Committee is comprised of Messrs. Eiref (Chairman) and Berry and Ms. Brown, who are “independent” under the heightened independence standard required for audit committee members under the Nasdaq marketplace rules and the rules of the SEC. The Audit Committee oversees our accounting, financial reporting and control processes and the audits of our financial statements, including: the preparation, presentation and integrity of our financial statements; our compliance with legal and regulatory requirements; our independent auditor’s qualifications and independence; and the performance of our independent auditor. Our Audit Committee, among other things, has sole responsibility to retain and terminate our independent auditor, pre-approves all audit and non-audit services performed by our independent auditor and the fees and terms of each engagement and reviews our quarterly and annual audited financial statements and related public disclosures, earnings press releases and other financial information provided to analysts or rating agencies.

Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board of Directors has determined that Zvi Eiref meets the requirements for an “audit committee financial expert” as defined by the rules of the SEC.

The charter of the Audit Committee is available in the Investor Relations section of our website at www.physiciansformula.com.

Compensation Committee.    The Compensation Committee is comprised of Messrs. Berry (Chairman) and Eiref and Ms. Brown. The Compensation Committee oversees the administration of our benefit plans, reviews and administers all compensation arrangements for executive officers and directors and establishes and reviews general policies relating to the compensation and benefits of our officers, employees and directors. Our executive officers make recommendations regarding executive compensation to the Compensation Committee. However, only the Compensation Committee makes decisions on executive compensation. Our human resources department supports the Compensation Committee in the administration of the benefit plans and compensation arrangements.

The charter of the Compensation Committee allows the Compensation Committee to delegate authority to subcommittees and engage compensation consultants as it deems appropriate. The Compensation Committee does not delegate any of its functions to others in setting compensation. In 2008, at the request of the Compensation Committee, we engaged Mercer Health and Benefits LLC, a compensation consultant, to conduct an independent review and assessment of the severance and change-in-control provisions in the named executive officers’ employment agreements and the named executive officers’ non-compete agreements.

The charter of the Compensation Committee is available in the Investor Relations section of our website at www.physiciansformula.com.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is comprised of Ms. Brown (Chairwoman) and Messrs. Berry and Eiref. The Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters.

The policy of the Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Other Matters—Stockholder Proposals and Director Nominations.” The Nominating and Corporate Governance Committee will consider all nominees for election as directors of Physicians Formula, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. In evaluating candidates, the Nominating and Corporate Governance Committee considers the person’s judgment, skills, experience, independence, understanding of Physicians Formula’s business or other related industries as well as the needs of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the Board.

Physicians Formula has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

The charter of the Nominating and Corporate Governance Committee is available in the Investor Relations section of our website at www.physiciansformula.com.

The following table shows the current membership of each committee and the number of meetings held by each committee in 2007:

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Sonya T. Brown	Member	Member	Chairman
Zvi Eiref	Chairman	Member	Member
Jeff M. Berry	Member	Chairman	Member
Number of Meetings in 2007	9	5	1

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Code of Ethics

We have adopted a code of ethics for senior financial employees that applies to our chief executive officer, chief financial officer, principal accounting officer and other employees. The code of ethics is available in the Investor Relations section of our website at www.physiciansformula.com and is available in print to any stockholder who requests it. If we waive any material provision of our code of ethics or substantively change the code, we will disclose that fact on our website within four business days of the waiver or substantive change.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Executive officers serve at the request of the Board of Directors.

Name	Age	Principal Position
Ingrid Jackel	38	Chief Executive Officer
Jeffrey P. Rogers	44	President
Joseph J. Jaeger	55	Chief Financial Officer

Set forth below is information concerning our executive officers who are not directors.

Joseph J. Jaeger, Chief Financial Officer.    Joseph J. Jaeger has served as Chief Financial Officer of Physicians Formula since March 2004. In addition to accounting and finance, Mr. Jaeger is responsible for information technology, human resources, operations and legal. Mr. Jaeger has more than 24 years of experience in the cosmetics industry, including 17 years at L’Oreal, a manufacturer and marketer of cosmetics and personal care products, where he most recently served as a Vice President of Finance in the Luxury Products Division from 1999 until December 2001. Prior to joining Physicians Formula, Mr. Jaeger served as Vice President—Finance, Interventional Products Division at Datascope, Inc., a medical device company, from December 2003 to February 2004, and as Executive Vice President and Chief Financial Officer at Zirh International Corp., a division of Shiseido Co. Ltd., from July 2003 to August 2003, and as President of Cosmetic Concepts International, LLC from January 2002 to June 2003 and from September 2003 to November 2003.

COMMON STOCK OWNERSHIP

Beneficial Ownership Table

The following table provides information concerning beneficial ownership of our common stock as of April 14, 2008, by:
• each of our directors;
• each of our named executive officers;
• each person known by us to beneficially own 5% or more of our outstanding common stock; and
• all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 14,096,227 shares of common stock outstanding as of April 14, 2008 and a total of 533,070 common stock options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of April 14, 2008.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 14, 2008 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owners	Number	Percentage
5% or More Beneficial Owners:
FMR LLC (1)	2,114,359	15.0%
Diker Management, LLC (2)	1,833,524	13.0
William Blair & Company, L.L.C. (3)	1,528,692	10.8
Aberdeen Asset Management PLC (4)	1,265,816	9.0
Massachusetts Financial Services Company (5)	1,096,590	7.8
Nationwide Fund Advisors (6)	1,037,756	7.4
Becker Capital Management (7)	832,791	5.9
Total 5% or More Beneficial Owners	9,709,528	68.9

Directors and Named Executive Officers:
Ingrid Jackel(8)	405,984	2.8
Jeffery P. Rogers(9)	445,013	3.1
Joseph J. Jaeger(10)	112,300	*
Sonya T. Brown	—	—
Zvi Eiref(11)	40,260	*
Jeff M. Berry(12)	8,590	*
All directors and executive officers as a group (6 persons)	1,012,147	7.2

*	Less than 1%.

(1)
Based on a Schedule 13G/A filed on February 14, 2008 by FMR LLC, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Fidelity Management and Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 1,785,159 shares as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Small Cap Growth Fund, in the shares amounted to 728,005 shares. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)
Based on a Form 4 filed by Diker Management, LLC on April 7, 2008 and a Schedule 13G/A filed on February 11, 2008 by Diker GP, LLC (“Diker GP”), Diker GP, as sole general partner to Diker Value Tech Fund, LP, Diker Value Tech QP Fund, LP, Diker Micro-Value Fund, LP, the Diker Micro-Value QP Fund, LP, Diker Micro & Small Cap Fund LP and Diker M&S Cap Master Ltd (collectively, the “Diker Funds”), has the power to vote and dispose of the shares owned by the Diker Funds and, accordingly, may be deemed the beneficial owner of such shares. Pursuant to investment advisory agreements, Diker Management serves as the investment manager of the Diker Funds. Accordingly, Diker Management may be deemed the beneficial owner of shares held by the Diker Funds. Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP and Diker Management, and in that capacity direct their operations. Therefore, Charles M. Diker and Mark N. Diker may be beneficial owners of shares beneficially owned by Diker GP and Diker Management. The address of Diker Management is 745 Fifth Avenue, Suite 1409, New York, New York 10151.

(3)	Based on a Schedule 13G/A filed on January 9, 2008 by William Blair & Company, L.L.C. The address of William Blair & Company, L.L.C. is 222 W Adams, Chicago, Illinois 60606.

(4)	Based on a Schedule 13G filed on January 24, 2008 by Aberdeen Asset Management PLC. The address of Aberdeen Asset Management PLC is 10 Queens Terrace, Aberdeen, Scotland.

(5)
Based on a Schedule 13G filed on February 1, 2008 by Massachusetts Financial Services Company. The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.

(6)
Based on a Schedule 13G/A filed on February 19, 2008 by Nationwide Fund Advisors (“NFA”), the clients of NFA, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive dividends from as well as the proceeds from the sale of the shares. As of December 31, 2007, Nationwide Small Cap Fund, a series of Nationwide Mutual Funds, owned 829,320 shares. The address of NFA is 1200 River Road, Suite 1000, Conshohocken, PA 19428.

(7)	Based on a Schedule 13G filed on February 14, 2008 by Becker Capital Management, Inc. The address of Becker Capital Management, Inc. is 1211 SW Fifth Avenue, Suite 2185, Portland, Oregon 97204.

(8)	Includes options to purchase 334,316 shares of common stock exercisable within 60 days of April 14, 2008.

(9)	Includes options to purchase 131,847 shares of common stock exercisable within 60 days of April 14, 2008.

(10)	Includes options to purchase 48,557 shares of common stock exercisable within 60 days of April 14, 2008.

(11)	Includes options to purchase 9,760 shares of common stock exercisable within 60 days of April 14, 2008.

(12)	Includes options to purchase 8,590 shares of common stock exercisable within 60 days of April 14, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of Physicians Formula common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. Based solely on representations and information provided to us by the persons required to make such filings, we believe that, during fiscal year 2007, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The compensation program for our executive officers is designed to attract and retain key executive officers and to motivate them to achieve our operating objectives. Different elements of compensation are linked to short and long-term performance, with the goal of increasing stockholder value over the long term. We seek to reward the achievement of specific annual goals through cash incentive compensation. We also strive to promote an ownership mentality among our executive officers by offering equity-based compensation that aligns their interests with those of our stockholders and our business. To that end, the Compensation Committee, which we refer to in this section as the “Committee,” believes executive compensation should include both cash and equity-based compensation.

The primary objectives of our compensation program are:
• to attract and retain the best possible executive talent;
• to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and
• to align executive officers’ incentives with increases in stockholder value and the achievement of corporate objectives.

Overview of Compensation and Process

The Committee has the overall responsibility for evaluating and approving the annual compensation and compensation programs for our three executive officers: the Chief Executive Officer, the President and the Chief Financial Officer (collectively, the “named executive officers”). Our executive officers make recommendations regarding executive compensation to the Committee. However, only the Committee makes decisions on executive compensation. In 2008, at the request of the Compensation Committee, we engaged Mercer Health and Benefits LLC, a compensation consultant, to conduct an independent review and assessment of the severance and change-in-control provisions in the named executive officers’ employment agreements and the named executive officers’ non-compete agreements.

Our executive officer compensation consists of:
• base salary;
• annual cash incentive compensation; and
• long-term equity incentive compensation.

In addition, employment agreements with each of the named executive officers provide for severance upon certain termination events. We also provide certain retirement benefits and perquisites and other benefits.

The amount of each element of compensation is determined by the Committee, which reviews the following factors to determine the amount of compensation and combination of elements to pay each named executive officer:
• performance against corporate objectives for the year;
• difficulty of achieving desired results in the coming year;
• value of an individual’s unique skills and capabilities to support our objectives; and
• contribution as a member of the executive management team.

The Committee does not consider prior compensation, including gains from prior stock option awards, in setting future compensation levels.

Our policy for allocating between short-term and long-term compensation is to ensure adequate compensation to attract and retain key executive officers, while providing them with an incentive to maximize long-term stockholder value. We do not have an exact formula for allocating between short-term and long-term compensation or between cash and equity-based compensation. The Committee makes an effort to ensure that our compensation program for executive officers is perceived as fundamentally fair.

Compensation Elements

Base Salary

We provide a base salary to our executive officers to compensate them for their services during the year. Base salaries are intended to promote retention of existing executive officers. Therefore, the Committee seeks to offer base salaries that are competitive. The Committee sets base salaries based on the executive officer’s role, responsibilities and experience.

On March 7, 2007, the Committee approved an inflation-based increase of an average of 4% to the base salaries of all employees, including the named executive officers (other than increases related to promotions for certain non-executive officers). The increased salaries set forth below, became effective as of January 1, 2007, for each of the named executive officers:
• Ingrid Jackel—$364,000
• Jeffrey P. Rogers—$364,000
• Joseph J. Jaeger—$338,000

    On March 7, 2008, the Committee approved an inflation-based increase of an average of 4% to the base salaries of all employees, including the named executive officers (other than increases related to promotions for certain non-executive officers). The increased salaries, which became effective as of January 1, 2008, for each of the named executive officers are:
• Ingrid Jackel—$378,560
• Jeffrey P. Rogers—$378,560
• Joseph J. Jaeger—$351,520

Annual Cash Incentive Compensation

We provide annual cash incentive compensation to our named executive officers. The objective of annual cash incentive compensation is to set clearly defined expectations for our executive officers and to reward executive officers for our performance. The target performance measure under our 2007 Bonus Plan for each named executive officer was established based on our budgeted adjusted EBITDA for 2007 of $23.5 million. We define adjusted EBITDA as earnings before interest, taxes, depreciation and amortization and adjusted for certain non-cash and non-recurring charges during 2007.  We used adjusted EBITDA as the target performance measure for the 2007 Bonus Plan because we believe it is the measure that best reflects our overall operating performance without the effects of certain non-cash charges. Therefore, the Committee believes it is appropriate to link management's cash incentive compensation to our achievement of adjusted EBITDA.

    Annual target cash bonuses are determined initially as a percentage of each executive officer’s base salary for the fiscal year, and the payment of actual cash bonuses depends upon the achievement of the pre-determined adjusted EBITDA target. Depending on our performance relative to the adjusted EBITDA target, the actual cash bonus for our executive officers may be less than or greater than the target cash bonus. If our adjusted EBITDA for the year is between 80% and 100% of the adjusted EBITDA target, the actual cash bonus will be based on a straight-line interpolation between $0 and the target cash bonus. If our adjusted EBITDA for the year is between 100% and 125% of the adjusted EBITDA target, the actual cash bonus will be based on a straight-line interpolation between the target cash bonus and the maximum cash bonus. If our adjusted EBITDA for the year is less than 80% of the adjusted EBITDA target, no cash bonus will be earned. All cash bonuses will be limited to the maximum cash bonus.

On March 12, 2007, the Board of Directors approved the 2007 target cash bonus and maximum cash bonus for each of the named executive officers, as well as the adjusted EBITDA targets under the 2007 Bonus Plan. The target cash bonus and maximum cash bonus, as a percentage of base salary, in effect for each of the named executive officers in 2007, was as follows:

	Target Cash Bonus, as a Percent of Base Salary	Maximum Cash Bonus, as a Percent of Base Salary
Ingrid Jackel	50%	100%
Jeffrey P. Rogers	50%	100%
Joseph J. Jaeger	50%	100%

On March 7, 2008, the Committee approved payments in respect of 2007 performance under the 2007 Bonus Plan. Each of our named executive officers received 95.3% of their target cash bonus based on our actual 2007 adjusted EBITDA, which was equal to 99.1% of the adjusted EBITDA target for 2007.

In order to better align the named executive officers’ goals with that of a high growth public company, on March 7, 2008, the Compensation Committee approved a new structure for the 2008 bonus objective for each of the named executive officers.  Target and maximum cash bonus percentages (as a percent of base salary) for each of the named executive officers under the bonus plan will be calculated as follows: 40% of the bonus will be based on the attainment of an adjusted EBITDA target; 40% of the bonus will be based on the attainment of a net sales target; and 20% of the bonus will be based on a discretionary performance evaluation.

Special Bonus for Chief Financial Officer

On December 16, 2005, we entered into a letter agreement with Mr. Jaeger regarding special bonus amounts. This letter agreement was provided to compensate Mr. Jaeger at a level commensurate with his role, experience and responsibilities in connection with the Recapitalization and other potential transactions. Pursuant to the letter agreement, Mr. Jaeger received $150,000 upon closing of our recapitalization in December 2005. The letter agreement also provided that Mr. Jaeger would be eligible to receive $500,000 upon a sale of Physicians Formula in which the aggregate cash proceeds received by the Summit Partners investors is equal to or greater than three times the amount of the Summit Partners investors’ total original investment in Physicians Formula. In connection with our initial public offering, we amended the letter agreement on October 23, 2006, to provide that Mr. Jaeger shall receive $250,000 upon completion of the initial public offering and an additional $250,000 upon the earlier of the completion of a secondary equity offering following the initial public offering or 24 months of employment with us following the initial public offering. Mr. Jaeger was paid $250,000 on November 15, 2006, in accordance with the amended letter agreement, and on April 26, 2007, Mr. Jaeger received an additional $250,000 in connection with the completion of our follow-on secondary equity offering.

Long-Term Equity Incentive Compensation

All of our executive officers have received long-term equity incentive compensation in the form of incentive stock options and non-qualified stock options. Our option program is designed to align the interests of our executive officers with our stockholders’ long-term interests by creating an ownership mentality among our executive officers and to reward them for our performance, measured by increases in the price of our common stock. We provide options that vest over a period of time to encourage retention of our executive officers and focus their efforts on the creation of long-term stockholder value and corporate objectives. We believe our ability to grant equity-based awards would also serve to attract new executive talent, if necessary.

    On February 6, 2007 we awarded options to purchase 50,000 shares of common stock to each of our named executive officers.  As a newly public company, the Committee decided to develop a practice of granting equity awards annually to executive officers and certain salaried employees, to encourage their long-term retention.  On February 6, 2007, the Committee made the first of these annual awards.  Management made a recommendation for the number of options to be awarded to each of the three executive officers, and this recommendation became the basis for the option awards.  The options were awarded in equal amounts to each executive officer based on recognition of each executive officer’s contribution to the business in his or her respective area of responsibility, as well considerations of internal consistency and fairness among our senior management team.

    On January 30, 2008, we awarded options to purchase 50,000 shares of common stock to each of our named executive officers.  The awards were consistent with the Committee’s developing practice of making equity awards annually and consistent with the number of options that were awarded in the previous year.

2003 Stock Option Plan

On November 3, 2003, before we were a public company, our board of directors adopted the 2003 Stock Option Plan (the “2003 Plan”), which authorizes the grant of incentive stock options and/or non-qualified stock options to our executive officers and other key employees. The purpose of the 2003 plan is to allow those persons who have a substantial responsibility for our management and growth to acquire an ownership interest in our company and thereby encourage them to contribute to our success and to remain in our employ. The 2003 Plan is also intended to increase our ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, our sustained progress, growth and profitability depend. We anticipate that all future option grants will be made under our 2006 Equity Incentive Plan and we do not intend to issue any further options under the 2003 Plan.  As of December 31, 2007, 654,023 options were outstanding under the 2003 Plan.

In 2003 and 2004, we granted incentive stock options and non-qualified stock options under our 2003 Plan to our named executive officers. The options granted under the 2003 Plan included options that vested and became exercisable over time (the “time-vesting options”), as well as options that originally provided that they vest and become exercisable only upon a sale of Physicians Formula in which the aggregate cash proceeds received by the Summit Partners investors is equal to or greater than three times the amount of the Summit Partners investors’ total original investment in Physicians Formula (the “performance-vesting options”).

On November 14, 2006, the closing date of the initial public offering, we amended the performance-vesting options to accelerate the vesting of 550,781 of the 713,334 performance-vesting options then outstanding. The remaining performance-vesting options that did not vest on November 14, 2006, became time-vesting options that vest and become exercisable in 24 equal installments over a period of two years from November 14, 2006.

The portion of the performance-vesting options that vested upon completion of the initial public offering was determined by multiplying the number of performance-vesting options held by each individual by a fraction, the numerator of which is the assumed aggregate cash proceeds received by the Summit Partners investors in respect of their investment in Physicians Formula and its subsidiaries prior to and upon the closing of the initial public offering based on certain assumptions made on October 23, 2006, the day the amendments to the performance-vesting options were approved, and the denominator of which was three times the amount of the Summit Partners investors’ total original investment in Physicians Formula and its subsidiaries (including amounts paid in connection with our recapitalization in December 2005). The assumptions made on October 23, 2006 were: the common stock was priced at $16.00, the midpoint of the range on the cover of the preliminary prospectus for our initial public offering; the Summit Partners entities sold the number of shares as set forth in the preliminary prospectus for the initial public offering; the over-allotment option was exercised in full; and the underwriting discount was $1.12 per share. Although the actual price to the public of our common stock in the initial public offering was $17.00 per share, the underwriting discount was $1.19 per share and the number of shares sold by Summit Partners in the initial public offering was more than as set forth in the preliminary prospectus, we did not revise the number of performance-vesting options that vested on the closing of our initial public offering because that number was fixed at the time the amendments were approved.

Administration.    The Committee administers the 2003 Plan. Under the 2003 Plan, the Committee has sole and complete authority to select participants, grant options to participants in forms and amounts as it determines, impose limitations, restrictions and conditions upon options as it deems appropriate, interpret the 2003 Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the 2003 Plan, correct any defect or omission or reconcile any inconsistency in the plan or an option granted under the 2003 Plan and make all other determinations and take all other actions necessary or advisable for the implementation and administration of the 2003 Plan.

Terms of awards.    The exercise price of an option granted under the 2003 Plan may not be less than 100% of the fair market value of our common stock on the date the option is granted. Option awards were granted to each participant pursuant to an agreement entered into between us and such person. Provisions of such agreements set forth the types of options being granted, the total number of shares of common stock subject to the options, the price, the periods during which such options may be exercised and such other terms and performance objectives as are approved by our board of directors or its designated committee which are not inconsistent with the terms of the 2003 Plan. The 2003 Plan does not permit the term of an option exceed ten years from the date of grant.

For a description of termination and change in control provisions applicable to options issued under the 2003 Plan, please see “—Potential Payments upon Termination or Change in Control—Stock Options under the 2003 Stock Option Plan.”

2006 Equity Incentive Plan

In connection with our initial public offering, we adopted the 2006 Equity Incentive Plan (the “2006 Plan”). The 2006 Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units and other performance awards. Directors, officers and other employees of Physicians Formula and its subsidiaries, as well as others performing services for us, are eligible for grants under the 2006 Plan. The purpose of the 2006 Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

    On February 6, 2007, we awarded 300,000 non-qualified stock options under the 2006 Plan to our executive officers and other key employees. These options vest in 48 equal monthly installments beginning on March 6, 2007 and have an exercise price equal to $20.75 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.  The options will expire on February 6, 2017.

On August 30, 2007, we awarded 25,000 non-qualified stock options under the 2006 Plan to a non-employee director in connection with his appointment to the Board.  25% of these options vested on the date of the grant. The remaining options vest in 48 equal monthly installments beginning on September 30, 2007.  The exercise price is equal to $9.85 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.  These options will expire on August 30, 2017.

On November 8, 2007, we awarded 25,000 non-qualified stock options under the 2006 Plan to a non-employee director in connection with his appointment to the Board.  25% of these options vested on the date of the grant.  The remaining options vest in 48 equal monthly installments beginning on December 8, 2007. The exercise price is equal to $12.00 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.  These options will expire on November 8, 2017.

     On January 30, 2008, we awarded 317,000 non-qualified stock options under the 2006 Plan to our executive officers and other key employees. These options vest in 48 equal monthly installments beginning on February 29, 2008 and have an exercise price equal to $9.54 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.  These options will expire on January 30, 2018.

A total of 900,000 shares of our common stock were originally available for issuance under the 2006 Plan. This amount automatically increases on the first day of each fiscal year beginning in 2007 and ending in 2016 by the lesser of: (i) 2% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares as determined by the Committee. The number of shares available for issuance under the 2006 Plan is subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we shall make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the 2006 Plan. The shares available for issuance under the 2006 Plan may be, in whole or in part, authorized and unissued or held as treasury shares.

Eligibility.    Directors, officers and employees of Physicians Formula and its subsidiaries, as well as other individuals performing services for us, or to whom we have extended an offer of employment, will be eligible to receive grants under the 2006 Plan. However, only employees may receive grants of incentive stock options. In each case, the Committee selects the grantees to participate in the 2006 Plan.

Stock Options.    Under the 2006 Plan, the Committee or the board may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code, and other, non-qualified stock options. The Committee may not, however, award to any one person in any calendar year options to purchase common stock equal to more than 800,000 shares, and it may not award incentive stock options first exercisable in any calendar year whose underlying shares have an aggregate fair market value greater than $100,000, determined at the time of grant.

The exercise price of an option granted under the 2006 Plan may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive stock option awarded to a person who owns stock representing more than 10% of Physicians Formula’s voting power may not be less than 110% of such fair market value on such date.

Unless the Committee determines otherwise, the exercise price of any option may be paid in cash, by delivery of shares of common stock with a fair market value equal to the exercise price, and/or by simultaneous sale through a broker of shares of common stock acquired upon exercise.

If a participant elects to deliver shares of common stock in payment of any part of an option’s exercise price, the Committee may in its discretion grant the participant a “reload option.”  The reload option entitles the participant to purchase a number of shares of common stock equal to the number so delivered. The reload option may also include, if the Committee chooses, the right to purchase a number of shares of common stock equal to the number delivered or withheld in satisfaction of any of our tax withholding requirements in connection with the exercise of the original option. The terms of each reload option will be the same as those of the original exercised option, except that the grant date will be the date of exercise of the original option, and the exercise price will be the fair market value of the common stock on the date of exercise.

The Committee determines the term of each option in its discretion. However, no term may exceed ten years from the date of grant or, in the case of an incentive stock option granted to a person who owns stock representing more than 10% of the voting power of Physicians Formula or any of its subsidiaries, five years from the date of grant.

For a description of termination and change in control provisions applicable to options issued under the 2006 Plan, please see “—Potential Payments upon Termination or Change in Control—Stock Options under the 2006 Equity Incentive Plan.”

Stock Appreciation Rights.    SARs entitle a participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the SAR. The grant price and the term of a SAR will be determined by the Committee, except that the price of a SAR may never be less than the fair market value of the shares of our common stock subject to the SAR on the date the SAR is granted.

Restricted Stock.    Under the 2006 Plan, the Committee may award restricted stock subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. Unless the Committee determines otherwise, all restrictions on a grantee’s restricted stock will lapse when the grantee ceases to be a director, officer or employee of, or to otherwise perform services for, Physicians Formula and its subsidiaries, if the cessation occurs due to a termination within one year after a change in control of Physicians Formula or due to death, disability or, in the discretion of the Committee, retirement. In addition, the Committee has the authority to award shares of restricted stock with respect to which all restrictions shall lapse automatically upon a change in control of Physicians Formula, whether or not the grantee is subsequently terminated. If termination of employment or service occurs for any other reason, all of a grantee’s restricted stock as to which the applicable restrictions have not lapsed will be forfeited immediately.

Restricted Stock Units; Deferred Stock Units.    Under the 2006 Plan, the Committee may award restricted stock units subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. Each restricted stock unit is equivalent in value to one share of common stock and entitles the grantee to receive one share of common stock for each restricted stock unit at the end of the vesting period applicable to such restricted stock unit. Unless the Committee determines otherwise, all restrictions on a grantee’s restricted stock units will lapse when the grantee ceases to be a director, officer or employee of, or to otherwise perform services for, Physicians Formula and its subsidiaries, if the cessation occurs due to a termination within one year after a change in control of Physicians Formula or due to death, disability or, in the discretion of the Committee, retirement. In addition, the Committee has the authority to award restricted stock units with respect to which all restrictions shall lapse automatically upon a change in control of Physicians Formula, whether or not the grantee is subsequently terminated. If termination of employment or service occurs for any other reason, all of a grantee’s restricted stock units as to which the applicable restrictions have not lapsed will be forfeited immediately. Prior to the later of (i) the close of the tax year preceding the year in which restricted stock units are granted or (ii) 30 days of first becoming eligible to participate in the 2006 Plan (or, if earlier, the last day of the tax year in which the participant first becomes eligible to participate in the 2006 Plan) and on or prior to the date the restricted stock units are granted, a grantee may elect to defer the receipt of all or a portion of the shares due with respect to the restricted stock units and convert such restricted stock units into deferred stock units. Subject to specified exceptions, the grantee will receive shares in respect of such deferred stock units at the end of the deferral period.

Performance Awards.    Under the 2006 Plan, the Committee may grant performance awards contingent upon achievement by the grantee, Physicians Formula and/or its subsidiaries or divisions, of set goals and objectives regarding specified performance criteria, such as, for example, return on equity, over a specified performance cycle, as designated by the Committee. Performance awards may include specific dollar-value target awards, such as performance units, the value of which is established by the Committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid in cash and/or shares of our common stock or other securities.

Unless the Committee determines otherwise, if a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, Physicians Formula and its subsidiaries prior to completion of a performance cycle, due to death, disability or retirement, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle. If termination of employment or service occurs for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award. If we undergo a change in control, a grantee will earn no less than the portion of the performance award that he or she would have earned if the applicable performance cycle had terminated as of the date of the change of control.

Vesting, Withholding Taxes and Transferability of All Awards.    The terms and conditions of each award made under the 2006 Plan, including vesting requirements, will be set forth consistent with the 2006 Plan in a written agreement with the grantee. Except in limited circumstances, no award under the 2006 Plan may vest and become exercisable within six months of the date of grant, unless the Committee determines otherwise.

Unless the Committee determines otherwise, a participant may elect to deliver shares of common stock, or to have us withhold shares of common stock otherwise issuable upon exercise of an option or upon grant or vesting of restricted stock or a restricted stock unit, in order to satisfy our withholding obligations in connection with any such exercise, grant or vesting.

Unless the Committee determines otherwise, no award made under the 2006 Plan will be transferable other than by will or the laws of descent and distribution or to a grantee’s family member by gift or a qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians, or legal representatives.

Amendment and Termination of the 2006 Plan.    The board may amend or terminate the 2006 Plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is necessary for continued compliance with applicable stock exchange listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the 2006 Plan without the affected participant’s consent. If not previously terminated by the board, the 2006 Plan will terminate on the tenth anniversary of its adoption.

Post-Termination Benefits

Severance Payments

    We have entered into employment agreements with each of our named executive officers that generally provide that if an executive officer’s employment is terminated without “Cause,” the executive officer will be entitled to receive his or her base salary payable in regular installments as special severance payments for a period of twelve (12) months from the date of termination. For more information on the severance payable under the employment agreements, please see “—Potential Payments upon Termination or Change in Control” page 25.

Retirement Plans

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. An employee may contribute up to 50% of his or her salary to the 401(k) plan provided that he or she has been with the company for 6 months or more and is over 21 years old. We provide a company matching contribution of 100% of the first 5% of salary contributed by each participant. Participant account balances are payable upon the earliest of death, total disability, termination of employment or retirement.

We also offer a voluntary deferred compensation plan for our executive officers. The plan allows these executive officers to defer all or a portion of their base salary. Under the terms of the deferred compensation plan, a participant’s account balance will be distributed to a participant following his or her retirement or termination from Physicians Formula, disability or death, a change in control, or an unforeseeable financial emergency, or at a time specified by the participant when he or she enrolls in the plan.

Perquisites and Other Benefits

We provide named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our compensation program. The purpose of these perquisites and other personal benefits is to enable us to retain our key executive officers. Our perquisites include: use of a company car, payment of health, dental, vision, and group life insurance premiums.

In addition, we agreed to reimburse our Chief Executive Officer for legal expenses incurred in connection with obtaining a protective order in her divorce proceeding.  The Committee decided to reimburse our Chief Executive Officer for this item as it governs the production, disclosure and use of Physicians Formula's confidential information.

Timing of Option Grants

We granted stock options under the 2006 Plan to our named executive officers on February 6, 2007 and January 30, 2008 and to our directors Zvi Eiref and Jeff M. Berry on August 30, 2007 and November 8, 2007, respectively. The exercise price of these stock options is the closing price of our common stock on the date of grant. Our chief executive officer and other executive officers did not play a role in the Committee’s decision on the timing of the stock option grants. We do not have a program in place related to the timing of stock options in coordination with the release of material non-public information.

Stock Ownership Guidelines

We do not have any stock ownership guidelines for our executive officers. We have a policy which requires that our directors and executive officers abstain from short-swing trading, short selling or entering into any derivative securities related to their ownership of common stock.

Accounting and Tax Considerations

We granted incentive stock options to Ingrid Jackel and Jeffrey P. Rogers under the 2003 Plan in connection with the Acquisition in November 2003. All of the stock options granted since then under the 2003 Plan and the 2006 Plan are non-qualified stock options.

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. We believe that compensation paid under our compensation plans is generally fully deductible for federal tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2007 Annual Report on Form 10-K and this proxy statement.

The Compensation Committee

Jeff M. Berry, Chairman
Sonya T. Brown
Zvi Eiref

Summary Compensation Table

The following table summarizes the total compensation earned in 2007 and 2006 by our named executive officers.

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total (7) ($)
Ingrid Jackel	2007	$366,800	—	—	$680,374	$173,442	—	$69,350	$1,289,966
Chief Executive Officer	2006	308,601	—	—	3,879,715	172,889	—	73,236	4,434,441

Jeffrey P. Rogers	2007	366,800	—	—	680,374	173,442	$10,380	45,213	1,276,209
President	2006	308,601		—	3,879,715	172,889	30,981	42,565	4,434,751

Joseph J. Jaeger	2007	340,600	$250,000	—	263,014	161,053	—	44,798	1,059,465
Chief Financial Officer	2006	286,680	250,000	—	997,640	160,540	—	42,441	1,737,301

(1)	Amounts shown are not reduced to reflect Jeffrey P. Rogers election to defer receipt of salary into the Physicians Formula Holdings, Inc. 2005 Nonqualified Deferred Compensation Plan.

(2)
Joseph J. Jaeger received a special bonus of $250,000 paid on April 26, 2007 in connection with our follow-on secondary offering, pursuant to our letter agreement with Mr. Jaeger dated October 26, 2006.

(3)
Represents the dollar amount recognized for financial statement reporting purposes with respect to 2007 and 2006 under FAS 123R, except that no estimate of forfeitures is made. Please refer to Note 13, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, for the relevant assumptions underlying the valuation of our stock option awards. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)
Represents amounts paid in March 2008 under the 2007 Bonus Plan in respect of 2007 performance. These amounts represent 95.3% of the target cash bonus as a percentage of base salary for 2007 based on our actual 2007 adjusted EBITDA, which was equal to 99.1% the adjusted EBITDA target for 2007.

(5)	Represents the above-market earnings on amounts in our deferred compensation plans. The total earnings on Jeffrey P. Rogers’s deferred compensation plan for 2007 were $52,957.

(6)	Please see the “All Other Compensation Table” for information regarding the value of other compensation, benefits and perquisites provided to named executive officers in 2007.

(7)
Salary, Bonus and Non-Equity Incentive Plan Compensation received and reported in the Summary Compensation Table represents 42% of the total compensation received by Ms. Jackel, 42% of the total compensation received by Mr. Rogers and 71% of the total compensation received by Mr. Jaeger in 2007.

All Other Compensation Table

The following table provides information regarding the value of other compensation, benefits and perquisites provided to named executive officers in 2007.

Name	Year	Automobile Allowance (1)	Company Contribution to 401(k) Plan (2)	Insurance Premiums(3)	Other (4)	Total
Ingrid Jackel	2007	$13,354	$7,813	$28,035	$20,148	$69,350
Jeffrey P. Rogers	2007	13,616	11,250	20,347	—	45,213
Joseph J. Jaeger	2007	13,093	11,250	20,455	—	44,798

(1)
Consists of automobile allowance and gas reimbursement. For Ms. Jackel, consists of $12,750 of automobile allowance and $604 of gas reimbursement. For Mr. Rogers, consists of $13,250 of automobile allowance and $366 of gas reimbursement. For Mr. Jaeger, consists of $12,750 of automobile allowance and $343 of gas reimbursement.

(2)
Under our 401(k) plan, an employee may contribute up to 50% of his or her salary to the 401(k) plan provided that he or she has been with the company for 6 months or more and is over 21 years old. We provide a company matching contribution of 100% of the first 5% of salary contributed by each participant.

(3)
Consists of medical, dental, vision, life insurance premiums, short and long-term disability premiums paid by us. For Ms. Jackel, consists of $25,883 in medical, dental and vision insurance premiums, $1,060 in life insurance premiums and $1,092 in short and long-term disability premiums paid by us. For Mr. Rogers, consists of $18,195 in medical, dental and vision insurance premiums, $1,060 in life insurance premiums and $1,092 in short and long-term disability premiums paid by us. For Mr. Jaeger, consists of $18,349 in medical, dental and vision insurance premiums, $1,030 in life insurance premiums and $1,076 in short and long term disability premiums paid by us.

(4)
Consists of legal expenses incurred in connection with obtaining a protective order in her divorce proceeding as it relates to the production, disclosure and use of Physicians Formula's confidential information.

Grants of Plan-Based Awards

The following table provides information regarding estimated possible payouts under our 2007 Bonus Plan for awards granted and stock options awarded under the 2006 Plan during 2007:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stocks or Units	Number of Securities Underlying All Other Option Awards: Options	Exercise or Base Price Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
Name and Principal Position	Grant Date	Threshold	Target	Maximum

Ingrid Jackel	N/A	-	$182,000	$364,000	-	-	-	-
	2/6/2007	-	-	-	-	50,000	$20.75	$526,895

Jeffrey P. Rogers	N/A	-	182,000	364,000	-	-	-	-
	2/6/2007	-	-	-	-	50,000	20.75	526,895

Joseph J. Jaeger	N/A	-	169,000	338,000	-	-	-	-
	2/6/2007	-	-	-	-	50,000	20.75	526,895

(1)	Represents the target and maximum amounts that could be earned in fiscal 2007 under the 2007 Bonus Plan.

(2)	Represents the fair value, computed in accordance with FAS 123R, with respect to options awarded on February 6, 2007

2007 Bonus Plan

Please see “—Compensation Discussion and Analysis—Annual Cash Incentive Compensation” for a description of our 2007 Bonus Plan.

Employment Agreements

Ingrid Jackel

On November 3, 2003, we entered into an employment agreement with Ingrid Jackel, our Chief Executive Officer. Ms. Jackel’s current annual base salary is $378,560 and Ms. Jackel is eligible to receive an annual incentive bonus up to a maximum amount determined by the board each year. Ms. Jackel’s base salary is subject to adjustment each year in accordance with the index of wages and salaries for all private industry white collar wages as published by the United States Bureau of Labor Statistics. Ms. Jackel’s target bonus amount is based on her achievement and our achievement of performance criteria and other goals established by the board. Ms. Jackel may participate in all benefit plans that are generally made available to our senior executive employees. Ms. Jackel is also entitled to use of a company car during her employment with us. If we terminate Ms. Jackel’s employment without “Cause,” as defined in her employment agreement, she will be entitled to receive her base salary payable in regular installments from the date of termination for a period of 12 months thereafter if she executes and delivers a general release of all claims against us, our directors, officers and affiliates and certain other conditions are complied with.

Jeffrey P. Rogers

On November 3, 2003, we entered into an employment agreement with Jeffrey P. Rogers, our President. Mr. Rogers’ current annual base salary is $378,560 and Mr. Rogers is eligible to receive an annual incentive bonus up to a maximum amount determined by the board each year. Mr. Rogers’ base salary is subject to adjustment each year in accordance with the index of wages and salaries for all private industry white collar wages as published by the United States Bureau of Labor Statistics. Mr. Rogers’ target bonus amount is based on his achievement and our achievement of performance criteria and other goals established by the board. Mr. Rogers may participate in all benefit plans that are generally made available to our senior executive employees. Mr. Rogers is also entitled to use of a company car during his employment with us. If we terminate Mr. Rogers’ employment without “Cause,” as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter if he executes and delivers a general release of all claims against us, our directors, officers and affiliates and certain other conditions are complied with.

Joseph J. Jaeger

On March 8, 2004, we entered into an employment agreement with Joseph J. Jaeger, our Chief Financial Officer. Mr. Jaeger’s current annual base salary is $351,520 and Mr. Jaeger is eligible to receive an annual cash incentive bonus up to a maximum amount determined by the board each year not to exceed 100% of his base salary. Mr. Jaeger’s base salary is subject to adjustment each year in accordance with the index of wages and salaries for all private industry white collar wages as published by the United States Bureau of Labor Statistics. Mr. Jaeger’s target bonus amount is based on his achievement and our achievement of performance criteria and other goals established by the board. Mr. Jaeger may participate in all benefit plans that are generally made available to our senior executive employees. Mr. Jaeger is also entitled to use of a company car during his employment with us. If we terminate Mr. Jaeger’s employment without “Cause,” as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter if he executes and delivers a general release of all claims against us, our directors, officers and affiliates and certain other conditions are complied with.

Pursuant to our amended letter agreement with Mr. Jaeger, Mr. Jaeger received $250,000 on April 26, 2007 in connection with the completion of our follow-on secondary equity offering. For more information regarding the amended letter agreement, please see “—Compensation Discussion and Analysis—Annual Cash Incentive Compensation—Special Bonus for Chief Financial Officer.”

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2007.

	Option Awards (1)(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Ingrid Jackel	166,667	––	—	$0.10	11/03/2013
	130,212	30,463	—	0.10	11/03/2013
	10,410	39,590	—	20.75	2/6/2017

Jeffrey P. Rogers	83,334	—	—	0.10	11/03/2013
	11,076	30,463	—	0.10	11/03/2013
	10,410	39,590	—	20.75	2/06/2017

Joseph J. Jaeger	—	18,750	—	0.10	3/08/2014
	4,715	7,835	—	0.10	3/08/2014
	10,410	39,590	—	20.75	2/06/2017

(1)	We granted incentive stock options and non-qualified stock options under the 2003 Plan and non-qualified stock options under the 2006 Plan.

(2)	The following table summarizes the vesting of each named executive officer’s stock options that were not vested and exercisable on December 31, 2007:

			Year in Which Option Vests and Becomes Exercisable
Name	Type of Option	Grant Date	2008	2009	2010	2011	Total
Ingrid Jackel	Incentive Stock Option	11/03/2003	—	—	—	—	—
	Non-Qualified Stock Option	11/03/2003, as amended on 11/14/2006	30,463	—	—	—	30,463
	Non-Qualified Stock Option	2/06/2007	12,498	12,504	12,504	2,084	39,590

Jeffrey P. Rogers	Incentive Stock Option	11/03/2003	—	—	—	—	—
	Non-Qualified Stock Option	11/03/2003, as amended on 11/14/2006	30,463	—	—	—	30,463
	Non-Qualified Stock Option	2/06/2007	12,498	12,504	12,504	2,084	39,590

Joseph J. Jaeger	Non-Qualified Stock Option	3/08/2004	18,750	—	—	—	18,750
	Non-Qualified Stock Option	3/08/2004, as amended on 11/14/2006	7,835	—	—	—	7,835
	Non-Qualified Stock Option	2/06/2007	12,498	12,504	12,504	2,084	39,590

Options Exercised and Stock Vested

The following table summarizes the option awards exercised by our named executive officers and the value realized on exercise in 2007:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
Ingrid Jackel	—	$—
Jeffrey P. Rogers	200,171	2,594,561
Joseph J. Jaeger	50,000	458,000

(1)
Represents the difference between the exercise price and the closing sale price of the common stock on the Nasdaq Global Select Market on the date of exercise, multiplied by the number of shares acquired on exercise. For Jeffrey P. Rogers, the value realized on exercise of options to purchase 83,999 shares of common stock on March 7, 2007 is calculated using a price of $18.61 per share, and the value realized on exercise of options to purchase 116,172 shares of common stock on August 17, 2007 is calculated using a price of $9.05 per share. For Joseph J. Jaeger, the value realized on exercise of options to purchase 50,000 shares of common stock on August 16, 2007 is calculated using a price of $9.26 per share.

Non-Qualified Deferred Compensation

The following table summarizes the benefits to a named executive officer under our deferred compensation plans:

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (3)
Jeffrey P. Rogers	$54,989	—	$52,957	—	$829,025

(1)	This amount is reported as compensation in the Summary Compensation Table for 2007.

(2)	Includes dividends and earnings of $28,422 and change in market value of $24,535.

(3)	Of the aggregate balance at the last fiscal year-end, $40,083 was reported as compensation in the Summary Compensation Table for 2006.

The Physicians Formula Holdings, Inc. 2005 Nonqualified Deferred Compensation Plan became effective January 1, 2005. The plan is an unfunded, nonqualified deferred compensation arrangement to provide deferred compensation to employees holding the titles of chief executive officer, president, chief financial officer or senior vice president and receiving total compensation of at least $200,000 per year or such other employees as determined by us. The plan is administered by the Committee. Under this plan executives receive an allocation to their account based on a percentage of base salary and cash incentive compensation under the bonus plan elected by the executive. This allocation is made at the valuation date for service rendered during the year. All balances accrue interest at the rate of return on the investment vehicles held in the participant’s account. The plan allows us to establish a trust to hold assets to be used for payment of benefits under the plan. Any assets of the trust would be subject to the claims of our general creditors. A participant’s account balance will be distributed to a participant following his or her retirement or termination from Physicians Formula, disability or death, a change in control, or an unforeseeable financial emergency or at a time specified by the participant when he or she enrolls in the plan.

Prior to adopting the 2005 Nonqualified Deferred Compensation Plan, we had a Deferred Compensation Plan that was adopted by Pierre Fabre, Inc. on December 1, 1999, or the 1999 Nonqualified Deferred Compensation Plan. The terms of the 1999 Nonqualified Deferred Compensation Plan are similar in most material respects to the 2005 Nonqualified Deferred Compensation Plan, including that assets of the trust would be subject to the claims of our general creditors. The 1999 Nonqualified Deferred Compensation Plan was suspended on December 31, 2004 and the 2005 Nonqualified Deferred Compensation Plan was adopted effective January 1, 2005, to comply with certain tax law changes. Compensation earned through the end of 2004 and deferred under the 1999 Nonqualified Deferred Compensation Plan will continue to be subject to the terms of that plan, but no additional compensation may be deferred under that plan.

Potential Payments upon Termination or Change in Control

The following tables reflect the amount of compensation to each of the named executive officers assuming each named executive officer’s employment was terminated under each of the circumstances set forth below, or a change in control occurred, on December 31, 2007. The amounts shown in the table are estimates, and the actual amounts to be paid can only be determined at the time of the named executive officer’s separation from the Physicians Formula or upon a change in control.

Benefit	Termination without Cause	Voluntary Resignation	Termination for Cause	Retirement	Death or Disability	Change in Control	Termination without Cause following Change in Control (3)
Ingrid Jackel
Cash Severance (1)	$364,000	—	—	—	—	—	$364,000
Value of Stock Options (2)	—	—	—	—	—	$358,901	358,901
Accrued Vacation	22,262	$22,262	$22,262	$22,262	$22,262	22,262	22,262

Jeffrey P. Rogers
Cash Severance (1)	364,000	—	—	—	—	—	364,000
Value of Stock Options (2)	—	—	—	—	—	358,901	358,901
Accrued Vacation	37,268	37,268	37,268	37,268	37,268	37,268	37,268

Joseph J. Jaeger
Cash Severance (1)	338,000	—	—	—	—	—	338,000
Value of Stock Options (2)	—	—	—	—	—	313,171	313,171
Accrued Vacation	30,914	30,914	30,914	30,914	30,914	30,914	30,914

(1)
Represents base salary payable in regular installments as special severance payments for a period of twelve (12) months from the date of termination without “Cause,” pursuant to the named executive officer’s employment agreement in effect at December 31, 2007.

(2)
Under the terms of the option award agreements for named executive officers under the 2003 Plan and 2006 Plan, all unvested stock options vest and become exercisable immediately upon a change in control. Amounts in the table represent the number of unvested stock options on December 31, 2007, multiplied by the amount by which $11.88, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2007, exceeds the exercise price of the options.

In addition to these benefits, Jeffrey P. Rogers is entitled to his account balance under the Physicians Formula Holdings, Inc. Nonqualified Deferred Compensation Plan in the event of his retirement or termination of employment, death, disability, or if there is a change in control.

Cash Severance

    The employment agreements with our named executive officers provide that upon termination, the executives are generally entitled to receive amounts earned during their term of employment. In addition, if an executive officer’s employment is terminated without “Cause,” the executive officer will be entitled to receive his or her base salary payable in regular installments as special severance payments for a period of twelve (12) months from the date of termination, if and only if the executive officer executes and delivers a general release of all claims against us and our directors, officers and affiliates and only so long as the executive officer does not revoke or breach the provisions of his or her nonsolicitation and confidentiality agreement with us. The executive officers are not entitled to any other salary, compensation or employee or other benefits after termination, except as specifically provided for in our employee benefit plans or as otherwise expressly required by applicable law.

Under the employment agreements, “Cause” shall mean:
(i)	the conviction of a felony or other crime involve moral turpitude or dishonesty, disloyalty or fraud with respect to us;
(ii)
reporting to work under the influence of alcohol or illegal drugs or the use of illegal drugs or other repeated conduct causing us substantial public disgrace or disrepute or substantial economic harm;

(iii)	substantial and repeated failure to perform his or her duties;
(iv)	breach of the duty of loyalty to us or any act of dishonesty or fraud with respect to us; or
(v)	any material breach of an agreement between the executive officer and Physicians Formula which is not cured within 15 days after written notice thereof.

Stock Options under the 2006 Equity Incentive Plan

Stock Options.    Under the 2006 Plan, options that are exercisable on the date of termination of a participant’s employment with Physicians Formula generally expire 30 days after the date of termination, so long as the participant does not compete with us during the 30-day period, and options that are not exercisable on the date of termination are forfeited immediately. There are, however, exceptions depending upon the circumstances of termination. In the event of retirement, a participant’s exercisable options will remain so for up to 90 days after the date of retirement, so long as the participant does not compete with us during the 90-day period. The participant’s options that are not exercisable on the date of retirement will be forfeited, unless the Committee determines in its discretion that the options shall become fully vested and exercisable. In the case of a participant’s death or disability, all options will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability, so long as the participant does not compete with us during the 180-day period. In each of the foregoing circumstances, the board or Committee may elect to further extend the applicable exercise period in its discretion. Upon termination for “Cause,” all options will terminate immediately, whether or not exercisable. If we undergo a “Change in Control” and a participant is terminated from service within one year thereafter, all of the participant’s options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the Committee has the authority to grant options that will become fully vested and exercisable automatically upon a “Change in Control” of Physicians Formula, whether or not the participant is subsequently terminated. The option award agreements pursuant to which options have been awarded to the named executive officers under the 2006 Plan provide that the options will become fully vested and exercisable automatically upon a “Change in Control.”

Under the 2006 Plan, “Cause” means the occurrence of one or more of the following events:
(i)	conviction of a felony or any crime or offense lesser than a felony involving our property;
(ii)	conduct that has caused demonstrable and serious injury to us, monetary or otherwise;
(iii)	willful refusal to perform or substantial disregard of duties properly assigned, as determined by us; or
(iv)	breach of duty of loyalty to us or other act of fraud or dishonesty with respect to us.

“Change in Control” for purposes of the 2006 Plan means the occurrence of one of the following events:
(i)	if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as
amended, other than affiliates of Summit Partners and certain other exempt persons, acquires 50% or more of our voting securities;
(ii)	during any period of two consecutive years, a majority of our board of directors is replaced (other than any new directors whose election or nomination was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election was previously so approved);
(iii)
consummation of a merger or consolidation of Physicians Formula with any other corporation, other than a merger or consolidation (a) which would result in our voting securities outstanding immediately prior to the merger or consolidation continuing to represent more than 50% of the combined voting power of the surviving entity or (b) by which our corporate existence is not affected and following which our Chief Executive Officer and directors retain their positions with us (and constitute at least a majority of the board); or

(iv)
consummation of a plan of complete liquidation of Physicians Formula or a sale or disposition of all or substantially all of our assets, other than a sale to affiliates of Summit Partners and certain other exempt persons.

Stock Options under the 2003 Stock Option Plan

Under the 2003 Plan, if a participant is terminated other than for “Cause,” the participant’s vested and exercisable options remain so for 30 days after the date of termination. If a participant retires, the participant’s vested and exercisable options remain so for 45 days after the date of retirement. Upon death or disability of a participant, the participant’s vested and exercisable options remain so for 90 days after the date of death or disability. All options that are not vested and exercisable on the date of termination of the participant’s employment will be forfeited as of the date of termination. In the event of a “Sale of the Company,” the Committee or the board may provide, in its discretion, that the options shall become immediately exercisable by any participants who are employed by us at the time of the “Sale of the Company” and/or that all options shall terminate if not exercised date of the date of the “Sale of the Company.”  The option award agreements pursuant to which options have been awarded to the named executive officers under the 2003 Plan provide that the options will become fully vested and exercisable automatically upon a “Sale of the Company.”

Under the 2003 Plan, “Cause” means if a participant:
(i)	acts in bad faith and to the detriment of Physicians Formula;
(ii)	refuses or fails to act in accordance with any specific direction or order of Physicians Formula or the board;
(iii)	exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonesty, habitual neglect, or incompetence;
(iv)	is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or
(v)	breaches any material term of the 2003 Plan or breaches any other agreement between or among the participant and
Physicians Formula.

“Cause” can also have any other meaning that may be set forth in a participant’s option award agreement. The option award agreements pursuant to which options have been awarded to the named executive officers under the 2003 Plan provide that “Cause” shall have the meaning set forth in their respective employment agreements.

“Sale of the Company” under the 2003 Plan means the sale of Physicians Formula pursuant to which any party or parties (other than Summit Partners, L.P. and/or any of its affiliated investment funds) acquire (i) our capital stock possessing the voting power under normal circumstances to elect a majority of our board of directors (whether by merger, consolidation or sale or transfer of our capital stock) or (ii) all or substantially all of our assets determined on a consolidated basis.

2007 Director Compensation

The following table summarizes compensation paid to our non-employee directors in 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Jeff M. Berry	$7,500	—	$43,732	—	—	—	$51,232
Sonya T. Brown	26,250	—	—	—	—	—	26,250
Zvi Eiref	12,500	—	36,243	—	—	—	48,743
Craig D. Frances	25,000	—	—	—	—	—	25,000
Claude Gros	30,000	—	—	—	—	—	30,000
Walter G. Kortschak	20,000	—	—	—	—	—	20,000
James A. Lawrence	35,000	—	—	—	—	—	35,000

(1)
Represents the dollar amount recognized for financial statement reporting purposes with respect to 2007 under FAS 123R, except that no estimate of forfeitures is made. Please refer to Note 13, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, for the relevant assumptions underlying the valuation of our stock option awards. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named directors. The stock awards granted to Jeff M. Berry were issued on November 8, 2007 at an exercise price of $12.00 per share and had a grant date fair value of $164,655.  The stock awards granted to Zvi Eiref were issued on August 30, 2007 at an exercise price of $9.85 per share and had a grant date fair value of $115,823.

Our non-employee directors receive an annual retainer in the amount of $15,000, and committee members receive an additional annual retainer in the amount of $5,000 per committee on which they serve. In addition, the chair of our audit committee receives an annual fee in the amount of $5,000. We also reimburse all directors for reasonable out-of-pocket expenses they incur in connection with their service as directors. Our directors are eligible to receive stock options and other equity-based awards when, as and if determined by the Committee pursuant to the terms of the 2006 Plan.

On August 30, 2007, we awarded 25,000 non-qualified stock options under the 2006 Plan to Zvi Eiref in connection with his appointment to the Board.  25% of these options vested on the date of the grant. The remaining options vest in 48 equal monthly installments beginning on September 30, 2007.  The exercise price is equal to $9.85 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.  These options will expire on August 30, 2017.

On November 8, 2007, we awarded 25,000 non-qualified stock options under the 2006 Plan to Jeff M. Berry in connection with his appointment to the Board.  25% of these options vested on the date of the grant.  The remaining options vest in 48 equal monthly installments beginning on December 31, 2007. The exercise price is equal to $12.00 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.  These options will expire on November 8, 2017.

Protection of Trade Secrets, Nonsolicitation and Confidentiality Agreements

On November 3, 2003, we entered into protection of trade secrets, nonsolicitation and confidentiality agreements with Ingrid Jackel, our Chief Executive Officer, and Jeffrey P. Rogers, our President. On March 8, 2004, we entered into a protection of trade secrets, nonsolicitation and confidentiality agreement with Joseph J. Jaeger, our Chief Financial Officer. Pursuant to these agreements, each of Ms. Jackel and Messrs.  Rogers and Jaeger have agreed not to solicit any of our employees, reveal trade secrets (as defined in the agreements) or disclose or use proprietary information (as defined in the agreements) during the period in which he or she is employed by us and for a 12-month period thereafter.

Director Indemnification Agreements

    On November 3, 2003, we entered into director indemnification agreements with each of Sonya T. Brown and Claude Gros. On October 23, 2006, we entered into a director indemnification agreement with Ingrid Jackel. On August 6, 2007, we entered into a director indemnification agreement with Zvi Eiref. On October 25, 2007, we entered into a director indemnification agreement with Jeff M. Berry.    On January 2, 2008, we entered into a director indemnification agreement with Jeffrey P. Rogers.  Pursuant to the director indemnification agreements, we have agreed to indemnify Ms. Brown, Ms. Jackel and Messrs. Eiref, Berry and Rogers if any of them are made party or threatened to be made party to any proceeding related to their service to the Company (as defined in the director indemnification agreements), subject to exceptions for failure to act in good faith or in a manner the director reasonably believed to be in or not opposed to our best interests, or, in a criminal proceeding, for conduct the director had reasonable cause to believe was unlawful. We have also agreed to obtain and maintain liability insurance on behalf of each of our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under the Nasdaq marketplace rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our audit committee or another independent body of the board of directors. Our conflict of interest and code of conduct policy provides that no director or executive officer will knowingly place themselves in a position that would have the appearance of being, or could be construed to be, in conflict with our interests.

Although we have not historically had formal policies and procedures regarding the review and approval of related party transactions, all transactions between us and any of our officers, directors and principal stockholders were approved by our board of directors. Since the beginning of our last fiscal year, we have not entered into any transactions or contractual arrangements with our principal stockholders or directors or executive officers, except for the following:

Registration Agreement

We were formed in 2003 by members of our current management and entities affiliated with Summit Partners for the purpose of completing a management-led buy-out that closed on November 3, 2003, which we refer to as the “Acquisition.”  In connection with the Acquisition, on November 3, 2003, we entered into a registration agreement with the Summit Partners investors, Pierre Fabre Dermo-Cosmetique, S.A. (“Pierre Fabre”) and Claude Gros. We refer to Pierre Fabre and Claude Gros as the “Pierre Fabre investors.” Under the registration agreement, at any time after the date that is 180 days after the completion of our initial public offering, holders of a majority of registrable securities (as defined in the registration agreement) had the right to require us to use our best efforts to register any or all of our common stock held by them under the Securities Act at our expense, subject to certain limitations. In addition, all holders of registrable securities were entitled to request the inclusion of any of their common stock in any registration statement at our expense whenever we proposed to register shares of our common stock under the Securities Act. The registration agreement also required that we indemnify each holder of registrable securities against certain liabilities, including liabilities under the Securities Act.

We registered the shares of certain selling stockholders in our initial public offering in November 2006 pursuant to the “piggyback” registration provisions of the registration agreement. The holders of registrable securities did not yet have “demand” registration rights in connection with our follow-on secondary equity offering, which closed on April 25, 2007, but, in light of the benefits to us in completing the offering, we nevertheless agreed to register the shares in the offering under the terms and condition of the registration agreement and to pay the expenses of the offering as if the registration had been effected pursuant to the terms of the registration agreement. As a result of the sale of shares by the selling stockholders in our follow-on secondary equity offering, there are no more registrable securities with respect to which holders have registration rights under the registration agreement.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed Deloitte & Touche LLP as Physicians Formula’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting pursuant to Proposal No. 2.

The following table shows the fees paid or accrued by Physicians Formula for audit and other services provided by Deloitte & Touche LLP for fiscal years 2007 and 2006:

	2007	2006
Audit Fees (1)	$719,863	$225,700
Audit-Related Fees (2)	95,176	857,012
Tax Fees (3)	133,731	148,094
All Other Fees (4)	4,500	4,500
Total	$953,270	$1,235,306

(1)
Audit fees represent fees for professional services provided in connection with the audits of our annual financial statements and review of our quarterly reports on Form 10-Q, including services related thereto such as comfort letters, consents and assistance with and review of documents filed with the Securities and Exchange Commission. In addition, the audit fees for 2007 include those fees related to the audit of Physicians Formula’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

(2)	The 2007 and 2006 fees include fees billed for work performed in connection with the initial public offering and secondary offering of our common stock, respectively.

(3)	Tax fees represent fees billed for professional services provided in connection with tax compliance, tax advice and tax planning.

(4)	All other fees represent a subscription fee for an on-line research service providing access to accounting literature.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services by our independent registered public accounting firm. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm and the fees for services performed to date.

All services performed by Physicians Formula’s independent registered public accounting firm in 2007 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

All of the members of the Audit Committee are independent under Nasdaq listing standards the SEC rules. The Board of Directors adopted a written Audit Committee charter, which is available in the Investor Relations section of our website at www.physiciansformula.com.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal controls over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of Physicians Formula Holdings, Inc. and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of Deloitte & Touche LLP included in its report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met and held discussions, together and separately, with management and Deloitte & Touche LLP. Management represented to the Audit Committee that the Company’s audited financial statements for the fiscal year ended December 31, 2007 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the 2007 fiscal year.

The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees and Rule 2-07 of Regulation S-X, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with them their independence relating to Physicians Formula Holdings, Inc.

Based on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has also selected and appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, subject to stockholder ratification.

The Audit Committee
of the Board of Directors

Zvi Eiref, Chairman
Sonya T. Brown
Jeff M. Berry

OTHER MATTERS

Stockholder Proposals and Director Nominations

Stockholder proposals for our 2009 Annual Meeting of Stockholders must be received at our principal executive offices by December 30, 2008, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2009 Annual Meeting.

If you intend to present a proposal at next year’s annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Chief Financial Officer at the address below. The Secretary must receive this notice no earlier than February 3, 2009 and no later than March 5, 2009.

Notice of a proposal must include, as to each matter, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as it appears on Physicians Formula’s books, of the stockholder proposing such business, (iii) the class and number of shares of Physicians Formula’s capital stock which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

Notice of a nomination must include:

(i)
as to each person whom you propose to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of Physicians Formula which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”); and

(ii)
(A) the name and record address of such stockholder, (B) the class or series and number of shares of capital stock of the Physicians Formula which are owned beneficially or of record by such stockholder, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

You may contact our Chief Financial Officer at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our by-laws are also available in the Investor Relations section of our website at www.physiciansformula.com.

Proponents must submit notices of proposals and nominations in writing to the following address:

Chief Financial Officer
Physicians Formula Holdings, Inc.
1055 West 8th Street
Azusa, California 91702

The Chief Financial Officer will forward the notices of proposals and nominations to the Nominating and Corporate Governance Committee for consideration.

Cost of Solicitation

Physicians Formula pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we have made arrangements with banks, brokers and other holders of record to send proxy materials to you, and we will reimburse them for their expenses in doing so.

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DESIGNATION (IF ANY)
ADD 1
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Using a black ink pen, mark your votes with an X as shown in
this example. Please do not write outside the designated areas.      ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the listed nominees as Directors and FOR Proposal 2.
1. Election of Directors:		For	Withhold			For	Withhold		For	Withhold
	01 - Ingrid Jackel	☐	☐	02 - Sonya T. Brown		☐	☐	03 – Jeffrey P. Rogers	☐	☐

	04 - Zvi Eiref	☐	☐	05 – Jeff M. Berry		☐	☐

				For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as Physicians Formula Holdings, Inc.’s independent registered public accounting firm.			☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.									Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.				Signature 1 — Please keep signature within the box.				Signature 2 — Please keep signature within the box.
/ /

				C 1234567890 5 1 C V		J N T 0 1 7 9 3 0 1		MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>	00Q1TB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - Physicians Formula Holdings, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF PHYSICIANS FORMULA HOLDINGS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH PROPOSAL.

Proxy for Annual Meeting of Stockholders to be held on June 3, 2008

The undersigned stockholder of Physicians Formula Holdings, Inc. ("Physicians Formula") hereby appoints Ingrid Jackel, Jeffrey P. Rogers and  Joseph J. Jaeger, and each of them acting singly, proxies, with full power of substitution, to vote all shares of common stock of Physicians Formula which the undersigned is entitled to vote at the Annual Meeting of stockholders of Physicians Formula, to be held at Physicians Formula's corporate office located at 1055 West 8th Street, Azusa, California 91702, on Tuesday, June 3, 2008, beginning at 10:00 a.m., local time, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting dated April 29, 2008 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSALS, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Please promptly date and sign this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.